Exhibit 99.1

NCI PUBLISHES RESEARCH USING HYPERTHERMIA TO TURN CHEMOTHERAPY INTO A 'SMART
                                     WEAPON'

    SALT LAKE CITY, Feb. 20 /PRNewswire-FirstCall/ -- BSD Medical Corp. (Amex:
BSM) today announced that an article published in the Journal of the National Cancer Institute (see JNCI Vol. 99, No. 1, pp. 53-63) describes laboratory research at Duke University into the use of hyperthermia therapy to turn chemotherapy into a "smart weapon" for attacking cancer. Further, researchers at Duke University have now begun testing the use of encapsulated chemotherapy drug using a BSD Medical system to provide precision heat therapy (hyperthermia) in women whose breast cancers have recurred in their chest wall. The chemotherapy drug is packed into tiny heat-sensitive capsules. When the capsules are delivered by blood flow into a tumor, the tumor is heated, with the object of causing the capsule to release the chemotherapy into the tumor without subjecting the rest of the body to the toxicity of chemotherapy. When chemotherapy drugs are injected into the blood stream they circulate through the body with the hope that they will be able to penetrate and effectively attack cancerous tumors where they find them. The focus of this research is to target anti-cancer activity of conventional weapons against cancer, like chemotherapy, directly at the tumor, with the objective of decreasing the high percentage of cancer patients who continue to die from cancer despite conventional therapy.

    This method of providing chemotherapy has shown the ability to deliver 30 times more drug than would normally reach the tumor site. Using three-dimensional imaging of the drug release, the chemotherapy appears as a white veil that drapes the tumor. Blanketing the tumor with drugs destroys the tumor's source of sustenance through blood vessels that nourish the tumor. In addition to releasing the chemotherapy capsules, hyperthermia therapy makes the tumor's blood vessels porous so that the capsules can pass from the bloodstream into the tumor. Hyperthermia also increases oxygen levels within tumors, and oxygen is critical to the proper functioning of numerous chemotherapy agents. Hyperthermia also amplifies the level of genetic damage that chemotherapy inflicts on cells by inhibiting enzymes that normally repair the damage. As follow up to the NIH article, Dr. Mark Dewhirst of Duke University was quoted by Cancer News as saying, "Hyperthermia boosts the killing power of radiation and chemotherapy by up to 10 times greater than without heat." Further he said, "Our goal in Duke's hyperthermia program is to harness heat in a precisely controlled manner so we can best target and destroy tumors while sparing healthy tissue from the toxicity of chemotherapy and radiation."

    Background on Research into Hyperthermia with Chemotherapy
    Hyperthermia therapy in combination of chemotherapy has been the focus of a number of other clinical studies. This research includes a multi-center, randomized, international Phase III clinical study involving 340 high-risk soft tissue sarcoma patients, designed to compare the results for patients who received a combination of chemotherapy and hyperthermia therapy (using BSD-2000 systems) to those who received chemotherapy alone. This study has recently been concluded and the results are being prepared for publication. The study was conducted under the direction of the European Society of Hyperthermic Oncology (ESHO RHT-95) and the European Organization for Research and Treatment of Cancer (EORTC 62961). Duke University Medical Center was a participant as one of the research centers in this international clinical trial, which is listed on the National Cancer Institute's website at http://www.cancer.gov/clinicaltrials/EORTC-62961 under the NCI number NCT00003052.

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    Other research involving combined hyperthermia and chemotherapy includes an
NIH funded Phase II clinical study sponsored by Duke University involving tri-modality radiation, chemotherapy and hyperthermia therapy to treat advanced primary cervical cancer. The study included an international team of researchers from Duke University Medical Center, Haukeland UMC in Bergen, Norway, and the UMC AZ Amsterdam, The Netherlands. The study involved 68 patients who were treated with the tri-modality therapy. Clinical results showed that 90 percent of the patients experienced a complete remission (see CANCER 104:763-770, 2005, the official Journal of the American Cancer Society).

    A Phase II clinical study on pancreatic cancer is being conducted at the University Medical School in Munich, Germany using combination hyperthermia and chemotherapy. Pancreatic cancer is the fourth leading cause of cancer death.

    Erlangen University Medical School Radiation Oncology Center in Germany, together with the Department of Urology, is conducting research using combined hyperthermia and chemotherapy in an effort to spare bladder cancer patients from having their bladder removed. While the cancerous bladder is radically removed at many other clinics, the doctors at the UMC Erlangen have developed a method with which they remove the tumor through the urethra with a probe. The remaining cancer cells are then treated using hyperthermia and chemotherapy, with an 80% success rate in bladder salvage.

    BSD Medical Corp. is the leading developer of systems used to deliver precision-focused hyperthermia therapy for the treatment of cancer. Hyperthermia therapy is used to kill cancer directly and increase the effectiveness of companion radiation treatments. Research has also shown promising results from the use of hyperthermia therapy in combination with chemotherapy, and for tumor reduction prior to surgery. For further information visit BSD Medical's website at http://www.BSDMedical.com or BSD's patient website at http://www.treatwithheat.com.

    Statements contained in this press release that are not historical facts are forward-looking statements, as that item is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements, including the prospects for future sales of the Company's cancer therapy systems based on the success of particular studies, are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

SOURCE BSD Medical Corp.
    -0-                             02/20/2007
    /CONTACT: Hyrum A. Mead of BSD Medical Corp., +1-801-972-5555, facsimile, +1-801-972-5930, investor@bsdmc.com/
    /Web site:  http://www.BSDMedical.com
                http://www.cancer.gov/clinicaltrials/EORTC-62961
                http://www.treatwithheat.com/
    (BSM)